EXHIBIT 23.2

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-166963) pertaining to the Clean Harbors, Inc. 2010 Stock Incentive Plan of our report dated May 2, 2018, with respect to the consolidated financial statements of Veolia ES Industrial Services, Inc., included in this Current Report on Form 8-K/A of Clean Harbors, Inc.

/s/ Ernst & Young LLP

Chicago, Illinois
May 4, 2018